UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

SEARS, ROEBUCK AND CO. (Exact name of registrant as specified in charter)

New York (State or Other Jurisdiction of Incorporation)	1-416 (Commission File Number)	36-1750680 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)	60179 (Zip code)

Registrant's telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On February 23, 2005 and in connection with the pending business combination transaction between the Registrant and Kmart Holding Corporation (the "Merger"), the Registrant's Board of Directors approved the retirement of the Company's directors from the Board of Directors effective as of the closing of the Merger for purposes of the Registrant's Non-Employee Director Retirement Plan (the "Retirement Plan") and Non-Employee Director Stock Plan (the "Stock Plan").

Because they were directors of the Registrant on November 8, 1995, Messrs. Hall Adams, Jr., age 71 and Michael A. Miles, age 64, and Ms. Dorothy A. Terrell, age 59, would be entitled under the Retirement Plan to a quarterly payment of $7,500 (which is one-quarter of the annual retainer of $30,000 in effect on November 8, 1995) upon retirement from the Board at the mandatory retirement age of 72 or upon earlier retirement with Board approval. As a result of the Board's action, Messrs. Adams and Miles and Ms. Terrell will be entitled to this retirement payment following completion of the Merger.

Each of the Registrant's directors was granted deferred shares following the 2004 annual meeting of Registrant's shareholders pursuant to the Stock Plan (the "2004 Deferred Shares"). In accordance with the Stock Plan, those shares vest on the date of the next annual meeting despite earlier termination of service as a director if such termination results from, among other things, retirement at age 70 or before such time approved by the Board. As a result of the Board's action to approve the retirement of the directors as of the closing of the Merger, the directors will be entitled to receive all of the 2004 Deferred Shares.

Because the Registrant will not hold an annual meeting of shareholders in 2005 if the Merger occurs, the Board of Directors also took action to adjust the terms of the Stock Plan applicable to the 2004 Deferred Shares so that the 2004 Deferred Shares will vest immediately prior to the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS, ROEBUCK AND CO.
By:	/s/ Michael J. Graham Michael J. Graham Vice President and Controller

Date: February 28, 2005

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